                                                                   EXHIBIT 10(b)

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                                CREDIT AGREEMENT

                          dated as of December 18, 1996

                                  by and among


                              LONGHORN STEAKS, INC.

                        and certain Subsidiaries thereof
                      listed on the signature pages hereto,

                                  as Borrowers,


                         the Lenders referred to herein,


                      FIRST UNION NATIONAL BANK OF GEORGIA,
                                    as Agent

                                       and

                              FLEET NATIONAL BANK,
                                   as Co-Agent


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



                                TABLE OF CONTENTS


ARTICLE I                  DEFINITIONS ....................................................................       1
         SECTION 1.1                Definitions............................................................       1
         SECTION 1.2                General................................................................      12
         SECTION 1.3                Other Definitions and Provisions.......................................      13

ARTICLE II                 REVOLVING CREDIT/TERM FACILITY..................................................      13
         SECTION 2.1                Credit Loans...........................................................      13
         SECTION 2.2                Procedure for Advances of Loans........................................      13
         SECTION 2.3                Repayment of Loans.....................................................      14
         SECTION 2.4                Notes..................................................................      15
         SECTION 2.5                Permanent Reduction of the Aggregate
                                      Commitment...........................................................      15
         SECTION 2.6                Termination of Credit Facility; Term-Out
                                      of Loans ............................................................      15
         SECTION 2.7                Use of Proceeds........................................................      16
         SECTION 2.8                Limitation of Liability................................................      16
         SECTION 2.9                Agreements for Contribution............................................      16

ARTICLE III                GENERAL LOAN PROVISIONS.........................................................      18
         SECTION 3.1                Interest...............................................................      18
         SECTION 3.2                Notice and Manner of Conversion or
                                      Continuation of Loans................................................      21
         SECTION 3.3                Fees...................................................................      21
         SECTION 3.4                Manner of Payment......................................................      22
         SECTION 3.5                Crediting of Payments and Proceeds.....................................      22
         SECTION 3.6                Adjustments............................................................      22
         SECTION 3.7                Nature of Obligations of Lenders
                                      Regarding Loans; Assumption by the
                                    Agent..................................................................      23
         SECTION 3.8                Changed Circumstances..................................................      24
         SECTION 3.9                Indemnity..............................................................      26
         SECTION 3.10               Capital Requirements...................................................      26
         SECTION 3.11               Taxes..................................................................      27
         SECTION 3.12               Affected Lenders.......................................................      29

ARTICLE IV                 CLOSING; CONDITIONS OF CLOSING AND BORROWING....................................      30
         SECTION 4.1                Closing................................................................      30
         SECTION 4.2                Conditions to Closing and Initial Loan.................................      30
         SECTION 4.3                Conditions to All Loans................................................      33

ARTICLE V                  REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.................................      34
         SECTION 5.1                Representations and Warranties.........................................      34
         SECTION 5.2                Survival of Representations and
                                      Warranties, Etc......................................................      41

ARTICLE VI                          FINANCIAL INFORMATION AND NOTICES......................................      42
         SECTION 6.1                Financial Statements and Projections...................................      42


         SECTION 6.2                Officer's Compliance Certificate........................................     43
         SECTION 6.3                Other Reports...........................................................     43
         SECTION 6.4                Notice of Litigation and Other Matters..................................     44
         SECTION 6.5                Accuracy of Information.................................................     45

ARTICLE VII                AFFIRMATIVE COVENANTS............................................................     45
         SECTION 7.1                Preservation of Corporate Existence and
                                      Related Matters.......................................................     45
         SECTION 7.2                Maintenance of Property.................................................     45
         SECTION 7.3                Insurance...............................................................     46
         SECTION 7.4                Accounting Methods and Financial
                                      Records...............................................................     46
         SECTION 7.5                Payment and Performance of Obligations..................................     46
         SECTION 7.6                Compliance With Laws and Approvals......................................     46
         SECTION 7.7                Environmental Laws......................................................     46
         SECTION 7.8                Compliance with ERISA...................................................     47
         SECTION 7.9                Compliance With Agreements..............................................     47
         SECTION 7.10               Conduct of Business.....................................................     48
         SECTION 7.11               Visits and Inspections..................................................     48
         SECTION 7.12               Additional Borrowers....................................................     48
         SECTION 7.13               Further Assurances......................................................     48

ARTICLE VIII               FINANCIAL COVENANTS..............................................................     49
         SECTION 8.1                Leverage Ratio..........................................................     49
         SECTION 8.2                Minimum Net Worth.......................................................     49
         SECTION 8.3                Interest Coverage Ratio.................................................     49
         SECTION 8.4                Capital Expenditures; Investments.......................................     49
         SECTION 8.5                Debt to Capitalization..................................................     50

ARTICLE IX                 NEGATIVE COVENANTS...............................................................     50
         SECTION 9.1                Limitations on Debt.....................................................     50
         SECTION 9.2                Limitations on Contingent Obligations...................................     51
         SECTION 9.3                Limitations on Liens....................................................     52
         SECTION 9.4                Limitations on Loans, Advances,
                                      Investments and Acquisitions..........................................     53
         SECTION 9.5                Limitations on Mergers and Liquidation..................................     54
         SECTION 9.6                Limitations on Sale of Assets...........................................     55
         SECTION 9.7                Limitations on Dividends and
                                      Distributions.........................................................     55
         SECTION 9.8                Transactions with Affiliates............................................     56
         SECTION 9.9                Certain Accounting Changes..............................................     56
         SECTION 9.10               Amendments; Payments and Prepayments of
                                      Subordinated Debt.....................................................     56
         SECTION 9.11               Restrictive Agreements..................................................     56

ARTICLE X                  DEFAULT AND REMEDIES.............................................................     57
         SECTION 10.1               Events of Default.......................................................     57
         SECTION 10.2               Remedies................................................................     59
         SECTION 10.3               Rights and Remedies Cumulative; Non-
                                      Waiver; etc...........................................................     60


ARTICLE XI                 THE AGENT........................................................................     60
         SECTION 11.1               Appointment.............................................................     60


         SECTION 11.2               Delegation of Duties.....................................................    61
         SECTION 11.3               Exculpatory Provisions...................................................    61
         SECTION 11.4               Reliance by the Agent....................................................    61
         SECTION 11.5               Notice of Default........................................................    62
         SECTION 11.6               Non-Reliance on the Agent and Other
                                      Lenders................................................................    62
         SECTION 11.7               Indemnification..........................................................    63
         SECTION 11.8               The Agent in Its Individual Capacity.....................................    63
         SECTION 11.9               Resignation of the Agent; Successor
                                      Agent..................................................................    63
         SECTION 11.10              Co-Agent ................................................................    64

ARTICLE XII                MISCELLANEOUS.....................................................................    64
         SECTION 12.1               Notices..................................................................    64
         SECTION 12.2               Expenses; Indemnity......................................................    65
         SECTION 12.3               Set-off..................................................................    66
         SECTION 12.4               Governing Law............................................................    66
         SECTION 12.5               Consent to Jurisdiction..................................................    66
         SECTION 12.6               Binding Arbitration; Waiver of Jury
                                      Trial..................................................................    67
         SECTION 12.7               Reversal of Payments.....................................................    68
         SECTION 12.8               Punitive Damages.........................................................    68
         SECTION 12.9               Accounting Matters.......................................................    68
         SECTION 12.10              Successors and Assigns; Participations...................................    69
         SECTION 12.11              Amendments, Waivers and Consents.........................................    72
         SECTION 12.12              Performance of Duties....................................................    72
         SECTION 12.13              All Powers Coupled with Interest.........................................    72
         SECTION 12.14              Survival of Indemnities..................................................    73
         SECTION 12.15              Titles and Captions......................................................    73
         SECTION 12.16              Severability of Provisions...............................................    73
         SECTION 12.17              Counterparts.............................................................    73
         SECTION 12.18              Longhorn as Agent for Borrowers..........................................    73
         SECTION 12.19              Term of Agreement........................................................    73

EXHIBITS

Exhibit A - Form of Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Form of Notice of Prepayment
Exhibit D - Form of Notice of Conversion/Continuation
Exhibit E - Form of Officer's Compliance Certificate
Exhibit F - Form of Assignment and Acceptance
Exhibit G - Form of Notice of Account Designation
Exhibit H - Form of Joinder Agreement

SCHEDULES

Schedule 1        -        Lenders and Commitments
Schedule 5.1(a)   -        Jurisdictions of Organization and
                           Qualification; Subsidiaries and
                             Capitalization
Schedule 5.1(g)   -        Intellectual Property Matters
Schedule 5.1(i)   -        ERISA Plans
Schedule 5.1(k)   -        Government Regulation
Schedule 5.1(l)   -        Material Contracts
Schedule 5.1(t)   -        Debt and Contingent Obligations
Schedule 5.1(u)   -        Litigation
Schedule 9.1      -        Permitted Debt
Schedule 9.2      -        Contingent Obligations
Schedule 9.3      -        Existing Liens
Schedule 9.4      -        Existing Loans, Advances and
                           Investments

EXHIBITS

         CREDIT AGREEMENT, dated as of the 18th day of December, 1996, by and among LONGHORN STEAKS, INC., a corporation organized under the laws of Georgia ("Longhorn"), certain Subsidiaries of Longhorn listed on the signature pages hereto (the "Subsidiary Borrowers" and, together with Longhorn, the "Borrowers"), the Lenders who are or may become a party to this Agreement, and FIRST UNION NATIONAL BANK OF GEORGIA, as Agent for the Lenders and FLEET NATIONAL BANK, as Co-Agent for the Lenders.

                              STATEMENT OF PURPOSE

         The Borrowers have requested, and the Lenders have agreed to extend, certain Loans to the Borrowers on the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Adjustment Date" shall have the meaning assigned thereto in Section
3.1.

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 11.9.

         "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 12.1.

         "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be sixty million dollars ($60,000,000).

         "Agreement" means this Credit Agreement, as amended, amended and restated, modified or supplemented from time to time.

         "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Applicable Margin" shall have the meaning assigned thereto in Section 3.1(c).

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 12.10.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

         "Borrowers" means Longhorn Steaks, Inc. and each of its Subsidiaries that is or becomes a party hereto.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

         "Capital Asset" means, with respect to Longhorn and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of Longhorn and its Subsidiaries.

         "Capital Expenditures" means, with respect to Longhorn and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by Longhorn and its Subsidiaries during such period, as determined in accordance with GAAP.

         "Capital Lease" means, with respect to Longhorn and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Longhorn and its Subsidiaries.

         "Change in Control" shall have the meaning assigned thereto in Section 10.1(i).

         "Closing Date" means the date of this Agreement.

         "Co-Agent" means Fleet National Bank in its capacity as Co-Agent hereunder.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

         "Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

         "Consolidated" means, when used with reference to financial statements or financial statement items of Longhorn and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Contingent Obligation" means, with respect to Longhorn and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. Contingent Obligations shall be valued at the full amount of the underlying Debt guaranteed.

         "Credit Facility" means the revolving/term credit facility established pursuant to Article II hereof.

         "Debt" means, with respect to any Person and its Subsidiaries at any date, the sum, without duplication, of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition agreements), except trade payables arising in the ordinary course of business not more than 90 days past due, (c) all obligations of any such Person as lessee under Capital Leases required under GAAP to be capitalized, (d) all Debt of any other Person secured by a Lien on any asset of such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the undrawn amount of letters of credit and banker's acceptances issued for the account of any such Person valued at the face amount of such letters of credit and banker's acceptances, (g) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person; provided, that such obligation has vested and (h) all termination payments which would be due and payable by any such Person pursuant to Hedging Agreements.

         "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "EBITDAR" means, with respect to Longhorn and its Subsidiaries for any period, the sum of (a) Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges (including amortization of goodwill, transaction expenses, covenants not to compete and other intangible assets), and (iv) Rental Expense less (c) any items of gain (or plus any non-cash items of loss) which were included in determining Net Income and were not realized in the ordinary course of business, all determined for such period on a Consolidated basis in accordance with GAAP.

         "EBITR" means, with respect to Longhorn and its Subsidiaries for any period, the sum of (a) Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Net Income: (i) income and franchise taxes, (ii) Interest Expense and (iii) Rental Expense less (c) any items of gain (or plus any non-cash items of loss) which were included in determining Net Income and were not realized in the ordinary course of business, all determined for such period on a Consolidated basis in accordance with GAAP.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by Longhorn and the Agent.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Borrower or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including, but not limited to, requirements pertaining to the use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with any Borrower (i) is treated as a single employer within the meaning of Section 414(b) or (c) of the Code and (ii) solely for purposes of potential liability under ERISA Section 302(c)(11) and Code Section 412(c)(11) and the lien created under ERISA Section 302(f) or Code Section 412(n), is treated as a single employer within the meaning of Code Sections 414(b), (c), (m) or (o).

         "Eurodollar Reserve Requirements" means, for any day and with respect to any Lender, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the actual reserve requirement (including without limitation any basic, supplemental or emergency reserves) for such Lender in respect of Eurocurrency liabilities as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined).

         "Event of Default" means any of the events specified in Section 10.1; provided, that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

         "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9: 00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

         "First Union" means First Union National Bank of Georgia, a national banking association, and its successors.

         "Fiscal Year" means the fiscal year of Longhorn and its Subsidiaries, ending on the last Sunday of December.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Longhorn and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of Longhorn and its Subsidiaries.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or
(f) which contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrowers under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

         "Interest Expense" means, with respect to Longhorn and its Subsidiaries for any period, the gross interest expense (including without limitation, interest expense attributable to Capital Leases and all net obligations pursuant to Hedging Agreements) of Longhorn and its Subsidiaries, less interest income of Longhorn and its Subsidiaries, all determined for such period on a Consolidated basis in accordance with GAAP.

         "Interest Period" shall have the meaning assigned thereto in Section 3.1(b).

         "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit H executed by each new Material Subsidiary in accordance with Section 7.12, as amended, restated or otherwise modified.

         "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto (unless such Lender assigns its entire right and interest hereunder pursuant to Section 12.10) and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

         "Leverage Ratio" means the ratio calculated pursuant to Section 8.1 hereof.

         "LIBOR Rate" means the rate for deposits in Dollars for a period equal to the Interest Period selected which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). In the event that such rate does not appear on Telerate Page 3750, the rate shall be determined by the Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate per annum at which Dollars in the amount of $5,000,000 would be offered to the Agent at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

         "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Limited Liability Borrower" shall have the meaning assigned thereto in
Section 2.8.

         "Loan" means any loan made to the Borrowers pursuant to Section 2.1, and all such Loans collectively as the context requires.

         "Loan Documents" means, collectively, this Agreement, the Notes, any Hedging Agreement between any Borrower and any Lender permitted pursuant to
Section 9.1(b), and each other document, instrument and agreement executed and delivered by any Borrower or any of their respective Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

         "Material Adverse Effect" means a material adverse effect on (a) the properties, business, prospects, operations or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries, taken as a whole, or (b) the ability of any Borrower or any Subsidiary thereof party to a Loan Document to perform its obligations under the Loan Documents to which it is a party.

         "Material Contract" means any contract or agreement, written or oral, of Longhorn or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         "Material Subsidiary" means any Subsidiary of Longhorn with Net Restaurant Sales in an amount greater than 20% of the Consolidated Net Restaurant Sales of Longhorn and its Subsidiaries; in each case calculated for the period of four (4) consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

         "Net Income" means, with respect to Longhorn and its Subsidiaries for any period, the Consolidated net income (or loss) of Longhorn and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss) the income (or loss) of any Person (other than a Wholly-Owned Subsidiary of such Person) in which such Person has an ownership interest unless received by such Person in a cash distribution.

         "Net Restaurant Sales" means, with respect to any Person for any period, net restaurant sales of such Person determined for such period in a manner consistent with the financial statements of the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Closing Date.

         "Net Worth" means, with respect to Longhorn at any date, the stockholders' equity (including capital stock, additional paid in capital and retained earnings, after deducting treasury stock) of Longhorn on such date determined in accordance with GAAP.

         "Non-Controlled Joint Venture" shall have the meaning assigned thereto in Section 8.4.

         "Notes" means the separate Revolving Credit Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

         "Notice of Account Designation" shall have the meaning assigned thereto in Section 4.2(e)(i).

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

         "Notice of Prepayment" shall have the meaning assigned thereto in
Section 2.3(c).

         "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by any Borrower to any Lender or the Agent under any Hedging Agreement permitted pursuant to Section 9.1 to which a Lender is a party and (c) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Borrower to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money, but only to the extent owing under or in respect of this Agreement, any Note or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.11(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of any Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Borrower or any of their current or former ERISA Affiliates.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Register" shall have the meaning assigned thereto in Section 12.10(d).

         "Rental Expense" means, with respect to Longhorn and its Subsidiaries for any period, all base rental expenses with respect to operating leases of Longhorn and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

         "Required Lenders" means, at any date, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%).

         "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6(a).

         "Solvent" means, as to Longhorn and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Subordinated Debt" means the collective reference to Debt on Schedule 5.1(t) hereof designated as Subordinated Debt and any other Debt of Longhorn or any of its Subsidiaries subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

         "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrowers.

         "Taxes" shall have the meaning assigned thereto in Section 3.11(a).

         "Termination Event" means: (a) a "Reportable Event" described in
Section 4043 of ERISA, or (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Term-Out Amount" shall have the meaning assigned thereto in Section 2.6(b).

         "Term-Out Maturity Date" means December 18, 2001

         "Total Capital" means, as of any date, the sum of Net Worth as of such date plus the Consolidated Debt of Longhorn and its Subsidiaries as of such date.

         "United States" means the United States of America.

         "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by Longhorn and/or one or more of its Wholly-Owned Subsidiaries.

         SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         SECTION 1.3 Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                         REVOLVING CREDIT/TERM FACILITY

         SECTION 2.1 Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrowers from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrowers in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment and (b) the principal amount of outstanding Loans from any Lender to the Borrowers shall not at any time exceed such Lender's Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans hereunder until the Revolving Credit Termination Date.

         SECTION 2.2 Procedure for Advances of Loans.

         (a) Requests for Borrowing. Longhorn, on behalf of the Borrowers, shall give the Agent irrevocable prior written notice (or telephonic notice, confirmed in writing), such written notice or written confirmation to be in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) one Business Day before each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

         (b) Disbursement of Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrowers, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Agent to disburse the proceeds of each borrowing requested pursuant to this
Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of Longhorn maintained with the Agent or by wire transfer to such account as may be agreed upon by Longhorn and the Agent from time to time.

Subject to Section 3.7 hereof, the Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.2 to the extent that any Lender has not made available to the Agent its Commitment Percentage of such Loan.

         SECTION 2.3 Repayment of Loans.

         (a) Repayment on Termination Date. The Borrowers shall repay the outstanding principal amount of all Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Credit Termination Date, or, if the election is made pursuant to Section 2.6, on the Term-Out Maturity Date.

         (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the Aggregate Commitment, the Borrowers shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Loans in an amount equal to such excess. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         (c) Optional Repayments. The Borrowers may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Agent with respect to LIBOR Rate Loans and one
(1) Business Day irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit C (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         (d) Limitation on Repayment of LIBOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         SECTION 2.4 Notes. Each Lender's Loans and the obligation of the Borrowers to repay such Loans shall be evidenced by a Note executed by the Borrowers existing on the

Closing Date payable to the order of such Lender representing the Borrowers' obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrowers hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

         SECTION 2.5 Permanent Reduction of the Aggregate Commitment.

         (a) The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $1,000,000 or any whole multiple of $500,000 in excess thereof.

         (b) Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Loans of the Lenders after such reduction to the Aggregate Commitment as so reduced. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations and, if such reduction is permanent, termination of the Commitments and Credit Facility. If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

         SECTION 2.6. Termination of Credit Facility; Term-Out of Loans.

         (a) The Credit Facility shall terminate on the earliest of (i) December 18, 1999, (ii) the date of permanent reduction of the Aggregate Commitment in whole pursuant to Section 2.5 and (iii) the date of termination by the Agent on behalf of the Lenders pursuant to Section 10.2(a).

         (b) Upon the date set forth in Section 2.6(a)(i) above, so long as each condition set forth in Section 4.3 hereof has been satisfied as of such date, Longhorn, on behalf of the Borrowers, may elect to term out the aggregate principal balance of Loans then outstanding (the "Term-Out Amount"). If Longhorn, on behalf of the Borrowers, so elects, the Term-Out Amount shall be payable in eight (8) equal consecutive quarterly principal installments, commencing on March 31, 2000 and continuing on the last Business

Day of each calendar quarter thereafter. On the Term-Out Maturity Date, all outstanding principal of the Loans, together with all accrued but unpaid interest thereon, shall be due and payable in full.

         SECTION 2.7 Use of Proceeds. The Borrowers shall use the proceeds of the Loans (a) to finance acquisitions permitted hereunder and (b) for working capital and general corporate requirements of the Borrowers and their Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions.

         SECTION 2.8 Limitation of Liability. The Obligations of the Borrowers under this Agreement and the Notes shall be joint and several; provided, that the Obligations of any non-Wholly-Owned Subsidiary which is a Borrower (a "Limited Liability Borrower") shall be limited to an amount equal to (a) the aggregate proceeds of the Loans received by such Limited Liability Borrower, directly or indirectly through an advance by Longhorn or another Borrower plus
(b) the aggregate interest of Longhorn in the capital and profits of such Limited Liability Borrower. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, no Person (other than Longhorn or any of its Subsidiaries) that is a general partner or otherwise owns any equity interest in any Limited Liability Borrower (such Person referred to as a "Non-Recourse Partner") shall have any liability or other obligation whatsoever with respect to any of the Obligations if (i) such Non-Recourse Partner owns 25% or less of the total equity ownership interest in such Limited Liability Borrower or (ii) such Non-Recourse Partner has made capital contributions to such Limited Liability Borrower at least pro rata in accordance with its respective equity ownership interest in such Limited Liability Borrower. If a Non-Recourse Partner shall not satisfy both of the conditions specified in the immediately preceding clauses (i) and (ii), then the Obligations of such Non-Recourse Partner shall be limited to an amount equal to the amount of the capital contribution required to be made by such Non-Recourse Partner so that its capital contributions shall be at least pro rata in accordance with its respective equity ownership interest in such Limited Liability Borrower.

         SECTION 2.9 Agreements for Contribution.

         (a) To the extent any Borrower is required, by reason of its Obligations hereunder, to pay to the Agent and the Lenders an amount greater than the amount of Loans actually made available to or for the benefit of such Borrower, such Borrower shall have an enforceable right of contribution against the remaining Borrowers, and the remaining Borrowers shall be jointly and severally liable (subject to the limitations set forth in subsection (e) below), for repayment of the full amount of such excess payment. Subject only to the subordination provided in the following subsection (d), such Borrower further shall be subrogated to any and all rights of the Agent and the Lenders against the remaining Borrowers to the extent of such excess payment.

         (b) To the extent that any Borrower would, but for the operation of this Section 2.9 and by reason of its Obligations hereunder or its obligations to other Borrowers under this Section 2.9, be rendered insolvent for any purpose under Applicable Law, each of the Borrowers hereby agrees (subject to the limitations set forth in subsection (e) below) to indemnify such Borrower and commits to make a contribution to such Borrower's capital in an amount at least equal to the amount necessary to prevent such Borrower from having been rendered insolvent by reason of the incurring of any such obligations.

         (c) To the extent that any Borrower would, but for the operation of this Section 2.9, be rendered insolvent under any Applicable Law by reason of its incurring of obligations to any other Borrower under the foregoing subsections (a) and (b) above, such Borrower shall, in turn, have rights of contribution and indemnity, to the full extent provided in the foregoing subsections (a) and (b) above, against the remaining Borrowers, such that all Obligations of all of the Borrowers hereunder and under this Section 2.9 shall be allocated in a manner such that no Borrower shall be rendered insolvent for any purpose under Applicable Law by reason of its incurring of such obligations.

          (d) The rights of any Borrower to contribution, subrogation and indemnity under this Section 2.9 or under Applicable Law shall in all events and all respects be subject and subordinate to the rights of the Agent and the Lenders under this Agreement and subject to the prior full, final and indefeasible payment to the Agent and the Lenders of all Obligations and no such right may be exercised until all of such Obligations have been fully, finally and indefeasibly paid and such payments are in no event subject to avoidance under Title 11 of the United States Code or any other Applicable Law.

         (e) Notwithstanding anything to the contrary set forth in this Section 2.9, no Limited Liability Borrower shall have any obligation of contribution or indemnity to any other Borrower pursuant to this Section 2.9 in an amount greater than such Limited Liability Borrower's Obligations as limited pursuant to Section 2.8.

                                   ARTICLE III

                             GENERAL LOAN PROVISIONS

         SECTION 3.1       Interest.

         (a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of Longhorn, on behalf of the Borrowers, the aggregate principal balance of the Notes or any portion thereof shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below; provided, that the LIBOR Rate shall not be available until three
(3) Business Days after the Closing Date. Longhorn, on behalf of the Borrowers, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan" and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which Longhorn, on behalf of the Borrowers, has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

         (b) Interest Periods. In connection with each LIBOR Rate Loan, Longhorn, on behalf of the Borrowers, by giving notice at the times described in
Section 3.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided, that:

               (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

              (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

             (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

              (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date; provided, that if the Borrowers elect to term out the Loans pursuant to Section 2.6(b), Interest Periods with respect to the Term-Out Amount may be extended beyond the Revolving Credit Termination Date, so long as such Interest Periods shall not extend beyond the Term-Out Maturity Date; and

              (v) there shall be no more than five (5) Interest Periods outstanding at any time.

              (c)Applicable Margin. The Applicable Margin provided for in
Section 3.1(a) with respect to the Loans (the "Applicable Margin") shall:

              (i) for the period commencing on the Closing Date and ending on the date immediately preceding the initial Adjustment Date (as hereinafter defined) following the delivery of the financial statements for the fiscal quarter ending September 29, 1996 and the accompanying Officer's Compliance Certificate, be 0.75% in the case of LIBOR Rate Loans and 0.00% in the case of Base Rate Loans;

              (ii) for the period commencing on the initial Adjustment Date following delivery of the financial statements for the fiscal quarter ending September 29, 1996 and the accompanying Officer's Compliance Certificate and ending on the Revolving Credit Termination Date, be determined by reference to the Leverage Ratio in accordance with the following chart:

                                                  Applicable Margin Per Annum
              Leverage Ratio                      Base Rate +     LIBOR Rate +
              --------------                      ----------------------------
              greater than or
              equal to 2.75                           0.00%          1.25%

              greater than or
              equal to 2.25 but less
              than 2.75                               0.00%          1.00%

              less than 2.25                          0.00%          0.75%


              (iii) for the period commencing on the Revolving Credit Termination Date and ending on the Term-Out Maturity Date, be equal to the sum of (A) the rate determined by reference to the Leverage Ratio in accordance with the chart above plus (B) 0.25%.

Adjustments, if any, in the Applicable Margin shall be made by the Agent on the tenth (10th) Business Day (the "Adjustment Date") after receipt by the Agent of financial statements for Longhorn and its Subsidiaries delivered under Section 6.1(a) or (b), as applicable, and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of Longhorn and its Subsidiaries as of the most recent fiscal quarter end. The Agent agrees to give the Borrowers and the Lenders notice of any adjustment in the Applicable Margin within two (2) Business Days of such adjustment; provided, that the Agent's failure to give such notice shall not result in any liability to the Agent or in any way effect the validity of any such adjustment. In the event Longhorn fails to deliver such financial statements and certificate within the time required by Sections 6.1(a) and 6.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate unless at such time the outstanding principal balance of the Loans are bearing interest at the "default rate" set forth in Section 3.1(d) below in which case the Applicable Margin shall not be increased pursuant to this sentence.

         (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (e) Interest Payment and Computation. Accrued and unpaid interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing March 31, 1997; accrued and unpaid interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

         (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrowers any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

         SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrowers shall have the option to (a) convert at any time all or any portion of their outstanding Base Rate Loans in an aggregate principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans or (b) upon the expiration of any Interest Period, (i) convert all or any part of their outstanding LIBOR Rate Loans in an aggregate principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrowers desire to convert or continue Loans as provided above, Longhorn, on behalf of the Borrowers, shall give the Agent irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Conversion/ Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period thereof, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 3.3 Fees.

         (a) Commitment Fee. Commencing on the Closing Date, the Borrowers shall pay to the Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.25% on the average daily unused portion of the Aggregate Commitment. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 1997 and on the Revolving Credit Termination Date. Such commitment fee shall be distributed by the Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

         (b) Agent's and Other Fees. In order to compensate the Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Agent, for its account, the fees set forth in the separate fee letter agreement executed by Longhorn dated October 30, 1996.

         SECTION 3.4 Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent at the Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of Agent's fees or expenses shall be made for the account of the Agent and any amount payable to any Lender under Sections 3.8, 3.9, 3.10, 3.11 or 12.2 shall be paid to the Agent for the account of the applicable Lender. Other than as set forth in Section 3.1(b), if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

         SECTION 3.5 Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes and any termination payments due in respect of a Hedging Agreement with any Lender permitted pursuant to Section 9.1 (pro rata in accordance with all such amounts due) and then to the principal amount of the Notes.

         SECTION 3.6 Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Loans (whether voluntarily or involuntarily, by setoff or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 3.7 Nature of Obligations of Lenders Regarding Loans; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Agent, times
(c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

         SECTION 3.8 Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Agent shall reasonably determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Agent or any Lender for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist (which the Agent agrees to do; provided, that the Agent shall have no liability for any failure to do so), the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

         (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist (which the Agent agrees to do; provided, that the Agent shall have no liability for any failure to do so), (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

               (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of or additional taxes imposed on or measured by the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

              (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding any such reserve included in the definition of Eurodollar Reserve Requirements), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. Each Lender agrees to notify the Borrowers of any event occurring after the Closing Date entitling such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, that except as otherwise limited by the next sentence, the failure of any Lender to give such notice shall not result in any liability to such Lender or release the Borrowers from any of their obligations hereunder. A Lender shall only be entitled to compensation under any of the preceding subsections of this Section for events occurring during the 120-day period ending on the date the Borrowers receive the notice described in the immediately preceding sentence. Such Lender agrees to furnish to the Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section, which certificate shall be prima facie evidence of the matters stated therein. Determinations by any Lender of the effect of any of the events described in this subsection shall be made on a reasonable basis and in good faith, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.

         (d) Eurodollar Reserve Requirements. In the event that any Lender shall determine at any time that by reason of Regulation D, such Lender is required to maintain Eurodollar Reserve Requirements during any period that it has any LIBOR Rate Loans outstanding, then such Lender shall promptly notify the Borrowers by written notice (or telephonic notice promptly confirmed in writing) specifying the additional amounts reasonably determined by the Lender to be required to indemnify such Lender against the cost of maintaining such Eurodollar Reserve Requirements (such written notice to provide a computation of such additional amounts) and the Borrowers shall directly pay to such Lender such specified amounts as additional interest.

         SECTION 3.9 Indemnity. The Borrowers hereby indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrowers to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor other than as a result of Section 3.8(b)(ii). Any Lender requesting indemnification under this Section shall furnish to the Borrowers a certificate setting forth the basis and amount of such request, which certificate shall be prima facie evidence of the matters stated therein. Determinations by any Lender of the amount of any claim for indemnification under this Section shall be made on a reasonable basis and in good faith, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.

         SECTION 3.10 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request issued after the date hereof from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. Any Lender requesting compensation under this Section shall furnish to the Borrowers a certificate setting forth the basis and amount of such request, which certificate shall be prima facie evidence of the matters stated therein. Determinations by any Lender of the amount of any claim for compensation under this Section shall be made on a reasonable basis and in good faith.

         SECTION 3.11 Taxes.

                  (a) Payments Free and Clear. Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the United States of America, any political subdivision thereof, the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.11(d).

                  (b) Stamp and Other Taxes. In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

                  (c) Indemnity. The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty
(30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                  (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Longhorn, on behalf of the Borrowers, shall furnish to the Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

                  (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                  (f) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.11 shall survive the payment in full of the Obligations and the termination of the Commitments.

                  (g) Change of Lending Office, etc. Any Lender claiming additional amounts payable pursuant to this Section 3.11 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document requested by the Borrowers or to change the jurisdiction of its Lending Office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the judgment of such Lender, be disadvantageous to such Lender.

                  (h) Tax Credits. In the event that an additional payment is made under Section 3.11(a) or (c) for the account of any Lender and such Lender receives or is granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrowers such amount as is attributable to such deduction or withholding as will leave such Lender (after such payment) in no better or worse position than it would have been in if the Borrowers had not been required to make such deduction or withholding.

         SECTION 3.12 Affected Lenders. If any Lender requests compensation pursuant to Section 3.8(c), 3.8(d), 3.10 or 3.11, or the obligation of the Lenders to make LIBOR Rate Loans or to continue, or to convert Base Rate Loans into, LIBOR Rate Loans shall be suspended pursuant to Section 3.8(a) or (b) due to an event affecting any Lender, then, so long as there does not then exist any Default or Event of Default, the Borrowers may either (a) demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitment to another financial institution subject to and in accordance with the provisions of Section 12.10(b) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid fees and any other amounts owing to the Affected Lender hereunder, or (b) pay to the Affected Lender the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon, accrued but unpaid fees and any other amounts owing to the Affected Lender hereunder, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents and the Aggregate Commitment shall immediately and permanently be reduced by an amount equal to the amount of the Affected Lender's Commitment. The Agent shall cooperate in effectuating the replacement of an Affected Lender under this Section, but at no time shall the Agent be obligated in any way whatsoever to initiate any such replacement. The exercise by the Borrowers of their rights under this Section shall be at the Borrowers' sole cost and expense (including with respect to the assignment fee required pursuant to Section 12.10(b)(v)), and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders.

                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         SECTION 4.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on December 18, 1996, or on such other date as the parties hereto shall mutually agree.

         SECTION 4.2. Conditions to Closing and Initial Loan. The obligation of the Lenders to close this Agreement and to make the initial Loan is subject to the satisfaction of each of the following conditions:

                  (a) Executed Loan Documents. This Agreement and the Notes shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no Default shall exist thereunder, and the Borrowers shall have delivered original counterparts thereof to the Agent.

                  (b) Closing Certificates; etc.

                    (i) Officer's Certificate of the Borrowers. The Agent shall have received a certificate from the chief executive officer or chief financial officer of Longhorn, on behalf of the Borrowers, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that the Borrowers are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrowers have satisfied each of the closing conditions.

                    (ii) Certificate of Secretaries of the Borrowers. The Agent shall have received a certificate of the secretary or assistant secretary of each Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of such Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents; and as to the incumbency and genuineness of the signature of each officer of such Borrower.

                    (iii) Certificates of Good Standing. The Agent shall have received a long-form certificate as of a recent date of the good standing of each Borrower under the laws of the jurisdiction of organization of such Borrower and each other jurisdiction where such Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Borrower has filed required tax returns and owes no delinquent taxes.

                    (iv) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrowers addressed to the Agent and the Lenders with respect to the Borrowers, the Loan Documents and such other matters as the Lenders shall reasonably request.

                    (v) Tax Forms. The Agent shall have received on behalf of the Borrowers the United States Internal Revenue Service forms required by
Section 3.11(e) hereof.

              (c) Consents; Defaults.

                    (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any are required, of any Person, any shareholder of any Borrower, and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

                    (ii) Permits and Licenses. All permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrowers shall have been obtained and remain in full force and effect.

                    (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                    (iv) No Material Adverse Change. Since December 31, 1995, there shall not have occurred any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

                    (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

                (d) Financial Matters.

                    (i) Financial Statements. The Agent and each Lender shall have received recent annual and interim financial statements and other financial information with respect to the Longhorn and its Subsidiaries prepared in accordance with GAAP. Without limitation of the foregoing, the Agent and each Lender shall have received audited financial statements for the Fiscal Year ended December 31, 1995 and unaudited financial statements for the nine month period ending September 30, 1996.

                    (ii) Financial Condition Certificate. Longhorn, on behalf of the Borrowers, shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate by the chief executive officer or chief financial officer of Longhorn, that (A) Longhorn and each of its Subsidiaries are Solvent, (B) the payables of Longhorn and each other Borrower are current and not more than ninety (90) days past due the invoice date, (C) attached thereto is a pro forma balance sheet of Longhorn and its Subsidiaries setting forth on a pro forma basis the financial condition of Longhorn and its Subsidiaries on a Consolidated basis as of November 24, 1996 and reflecting on a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles VIII and IX hereof and (D) attached thereto are the financial projections previously delivered to the Agent representing the good faith opinions of Longhorn and senior management thereof as to the projected results contained therein.

                    (iii) Payment at Closing. There shall have been paid by the Borrowers to the Agent and the Lenders the fees set forth or referenced in
Section 3.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

               (e) Miscellaneous.

                    (i) Notice of Borrowing. The Agent shall have received a Notice of Borrowing from Longhorn, on behalf of the Borrowers, in accordance with Section 2.2(a), and a written notice in the form attached hereto as Exhibit G (a "Notice of Account Designation") specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

                    (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                    (iii) Due Diligence and Other Documents. Longhorn, on behalf of the Borrowers, shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, certified by a secretary or assistant secretary of the applicable Borrower as a true and correct copy thereof.

         SECTION 4.3. Conditions to All Loans. The obligations of the Lenders to make any Loan are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

         (a) Continuation of Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects on and as of such borrowing date with the same effect as if made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

         (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.




                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

         SECTION 5.1 Representations and Warranties. To induce the Agent to enter into this Agreement and the Lenders to make the Loans, the Borrowers hereby represent and warrant to the Agent and Lenders that:

                  (a) Organization; Power; Qualification. Each of Longhorn and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which Longhorn and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 5.1 (a).

                  (b) Ownership. Each Subsidiary of Longhorn as of the Closing Date is listed on Schedule 5.1 (a). The capitalization of Longhorn and its Subsidiaries as of the Closing Date consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, (or in the case of Subsidiaries which are not corporations, comparable information regarding equity interests therein) described on Schedule 5.1(a). All outstanding shares or other equity interests have been duly authorized and validly issued and, with respect to capital stock, are fully paid and nonassessable. The holders of the capital stock or other equity interests of the Subsidiaries of Longhorn as of the Closing Date and the amount of capital stock or other equity interest owned by each as of the Closing Date are described on Schedule 5.1(a). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock or other equity interest of Longhorn or its Subsidiaries, except as described on Schedule 5.1(a).

         (c) Authorization of Agreement, Loan Documents and Borrowing. Each of Longhorn and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of Longhorn and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of Longhorn or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

         (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by Longhorn and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to Longhorn or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Longhorn or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

         (e) Compliance with Law; Governmental Approvals. Each of Longhorn and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except for such Governmental Approvals the absence of which could not reasonably be expected to have a Material Adverse Effect and
(ii) is in compliance with
each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except in each case where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         (f) Tax Returns and Payments. Each of Longhorn and its Subsidiaries has duly filed or caused to be filed all material federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except any nonpayment permitted under Section 7.5. No Governmental Authority has asserted any Lien or other material claim against Longhorn or any Subsidiary thereof with respect to unpaid taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Longhorn and its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of Longhorn and its Subsidiaries are in the judgment of Longhorn and its Subsidiaries adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years, the result of which could reasonably be expected to have a Material Adverse Effect.

         (g) Intellectual Property Matters. Except for matters existing on the Closing Date and set forth on Schedule 5.1(g), each of Longhorn and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, except where the failure to so own or possess such rights could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and except for matters existing on the Closing Date and set forth on Schedule 5.1(g), neither Longhorn nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, the result of which could reasonably be expected to have a Material Adverse Effect.

         (h) Environmental Matters. Except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

         (i) The properties of Longhorn and its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of, or
(B) could give rise to liability under, applicable Environmental Laws;

         (ii) Such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination by Hazardous Materials at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

         (iii) Neither Longhorn nor any Subsidiary thereof has received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with applicable Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does Longhorn or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

         (iv) Hazardous Materials have not been transported or disposed of for, on behalf of, for the benefit of, or for the account of Longhorn or any Subsidiary thereof from the properties of Longhorn and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, applicable Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

         (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Longhorn or any of its Subsidiaries threatened, under any applicable Environmental Law to which Longhorn or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to such properties or such operations; and

         (vi) There has been no release, or to the best of the knowledge of Longhorn and its Subsidiaries, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws.

         (i) ERISA. Except for matters which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

              (i) As of the Closing Date, no Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, (a) any Pensions Plans or Multiemployer Plans or (B) any Employee Benefit Plans intended to comply with
Section 401(a) of the Code other than those identified on Schedule 5.1(i);

              (ii) each Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments f or which the remedial amendment period as defined in Section 401 (b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

              (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

              (iv) No Borrower nor any ERISA Affiliate has: (A) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (B) failed to make a required contribution or payment to a Multiemployer Plan, or (C) failed to make a required installment or other required payment under Section 412 of the Code;

              (v) No Termination Event has occurred or is reasonably expected to occur; and

              (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3 (1) of ERISA) currently maintained or contributed to by any Borrower or (B) Pension Plan maintained by any Borrower.

              (vii)No Borrower has engaged in a nonexempt prohibited transaction described in ERISA Section 406 or Code Section 4975.

          (j) Margin Stock. Neither Longhorn nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

          (k) Government Regulation. Except as set forth on Schedule 5.1(k), neither Longhorn nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither Longhorn nor any Subsidiary thereof is, or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

          (l) Material Contracts. Schedule 5.1(l) sets forth a complete and accurate list of all Material Contracts of Longhorn and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 5.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Longhorn and its Subsidiaries have delivered to the Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.1(l).

          (m) Employee Relations. Each of Longhorn and its Subsidiaries has an adequate work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving their employees or the employees of their Subsidiaries.

          (n) Burdensome Provisions. Neither Longhorn nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. Longhorn and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

          (o) Financial Statements. The (i) audited Consolidated balance sheets of Longhorn and its Subsidiaries as of December 31, 1995 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of Longhorn and its Subsidiaries as of September 29, 1996 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present in all material respects, the assets, liabilities and financial position of Longhorn and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Longhorn and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

          (p) No Material Adverse Change. Since December 31, 1995 (and with reference back to such date only) there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of Longhorn and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

          (q) Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, Longhorn and each of its Subsidiaries will be Solvent.

          (r) Titles to Properties. Each of Longhorn and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of Longhorn and its Subsidiaries delivered pursuant to Section 5.1(o), except those which have been disposed of by Longhorn or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

          (s) Liens. None of the properties and assets of Longhorn or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to
Section 9.3. No financing statement under the Uniform Commercial Code of any state which names Longhorn or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither Longhorn nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 9.3 hereof.

          (t) Debt and Contingent Obligations. Schedule 5.1(t) is a complete and correct listing of all Debt and Contingent Obligations as of the Closing Date of Longhorn and its Subsidiaries in excess of $250,000. Longhorn and its Subsidiaries have performed and are in material compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto.

          (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 5.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or in any other way relating adversely to or affecting Longhorn or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which, if adversely determined, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

          (v) Absence of Defaults. No event has occurred or is continuing which
(i) constitutes a Default or an Event of Default, or (ii) constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by Longhorn or any Subsidiary thereof under any Material Contract or judgment, decree or order to which Longhorn or any of its Subsidiaries is a party or by which Longhorn or any of its Subsidiaries or any of their respective properties may be bound, which could reasonably be expected to have a Material

Adverse Effect or which would require Longhorn or any of its Subsidiaries to make any payment thereunder in excess of $250,000 prior to the scheduled maturity date therefor.

          (w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of Longhorn or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Lenders by Longhorn or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Longhorn or any of its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not materially misleading. Longhorn and its Subsidiaries are not aware of any events or circumstances which they have not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrowers can now foresee, could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties of the Borrowers or any of their respective Subsidiaries contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VI

                        FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, Longhorn, on behalf of the Borrowers, will furnish or cause to be furnished to the Agent at the Agent's Office at the address set forth in Section 12.1 hereof and to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by the Agent and Lenders from time to time:

         SECTION 6.1 Financial Statements and Projections.

          (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of Longhorn and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by Longhorn in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Longhorn to present fairly in all material respects the financial condition of Longhorn and its Subsidiaries as of their respective dates and the results of operations of Longhorn and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

          (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of Longhorn and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Longhorn or any of its Subsidiaries or with respect to accounting principles followed by Longhorn or any of its Subsidiaries not in accordance with GAAP.

          (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within thirty (30) days prior to the beginning of each Fiscal Year, a business plan of Longhorn and its Subsidiaries for the ensuing Fiscal Year, such plan to be prepared in a manner consistent with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of Longhorn to the effect that, to the best of such officer's knowledge, such projections are good faith estimates of the financial condition and operations of Longhorn and its Subsidiaries for such Fiscal Year.

         SECTION 6.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of Longhorn in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate"):

         (a) stating that such officer has reviewed the financial statements of Longhorn and its Subsidiaries as of the end of the fiscal quarter or Fiscal Year most recently ended, as applicable, and such statements fairly present in all material respects the financial condition of Longhorn and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated;

         (b) stating that to such officer's knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such Default or Event of Default; and

         (c) setting forth as at the end of such fiscal quarter or Fiscal Year, as applicable, (i) the calculations required to establish whether or not Longhorn and its Subsidiaries were in compliance with the financial covenants set forth in Article VIII hereof and (ii) the calculation of the Applicable Margin pursuant to Section 3.1(c) as at the end of such period.

          SECTION 6.3 Other Reports.

          (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to Longhorn or any other Borrower or the Board of Directors thereof by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

          (b) Promptly but in any event within ten (10) Business Days after the filing thereof, a copy of (i) each report or other filing made by Longhorn or any of its Subsidiaries with the

Securities and Exchange Commission ("SEC") and required by the SEC to be delivered to the shareholders of Longhorn or any of its Subsidiaries, and (ii) each report made by Longhorn or any of its Subsidiaries to the SEC on Form 8-K and each final registration statement of Longhorn or any of its Subsidiaries filed with the SEC (excluding any registration statement on Form S-8 or its equivalent); and

          (c) Such other information regarding the operations, business affairs and financial condition of Longhorn or any of its Subsidiaries as the Agent or any Lender may reasonably request.

         SECTION 6.4 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after the Chief Executive Officer, Chief Financial Officer, Vice President of Marketing, Vice President of Operations or Vice President of Real Estate and Development of Longhorn or the President of Bugaboo Creek Steakhouse, Inc. obtains knowledge thereof) telephonic and written notice of:

          (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which if determined adversely to such Borrower or such Subsidiary, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

          (b) any notice of any violation received by any Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

          (c) any labor controversy that has resulted in, or threatens to result in, a strike against any Borrower or any Subsidiary thereof;

          (d) any attachment, judgment, lien, levy or order exceeding $250,000 that may be assessed against any Borrower or any Subsidiary thereof;

          (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which any Borrower or any Subsidiary thereof is a party or by which any Borrower or any

Subsidiary thereof or any of their respective properties may be bound;

          (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Borrower obtaining knowledge or reason to know that any Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

          (g) any event which makes any of the representations set forth in
Section 5.1 inaccurate in any material respect.

         SECTION 6.5 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of any Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VI or any other provision of this Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrowers' knowledge thereof.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.11, each Borrower will, and will cause each of its Subsidiaries to:

         SECTION 7.1 Preservation of Corporate Existence and Related
Matters. Except as permitted by Section 9.5, preserve and maintain its separate existence as a corporation, partnership or other applicable form of business entity and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation, partnership or other such entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; except in each case where the failure to take such action could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         SECTION 7.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 7.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that such Borrower or such Subsidiary may contest any item described in clauses (a) and (b) of this Section 7.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 7.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.7 Environmental Laws. In addition to and without limiting the generality of Section 7.6, (a) comply with, and use reasonable efforts to ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws applicable to Longhorn, its Subsidiaries and the conduct of their respective business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of Longhorn and its Subsidiaries under applicable Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws issued to Longhorn or any Subsidiary thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of such Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's fees actually incurred, consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 7.8 Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, and to the extent any of the following, individually or in the aggregate, results or could reasonably be expected to result in a Material Adverse Effect, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

         SECTION 7.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, that such Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

         SECTION 7.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date.

         SECTION 7.11 Visits and Inspections. Permit representatives of the Agent or any Lender, from time to time, upon reasonable prior notice, during normal business hours and, so long as no Default or Event of Default shall have occurred and be continuing, at the sole cost of the Agent or such Lender, to
(a) visit and inspect its properties; (b) inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 7.12. Additional Borrowers. Upon the creation of any Material Subsidiary permitted by this Agreement or upon any Subsidiary becoming a Material Subsidiary, cause to be executed and delivered to the Agent within ten
(10) Business Days after the creation of such Material Subsidiary or within ten
(10) Business Days after the date upon which financial statements are required to be delivered pursuant to Section 6.1 which financial statements would evidence that a Subsidiary has become a Material Subsidiary, as applicable, (a) the joinder agreement attached as Exhibit H hereto executed by such new Subsidiary, (b) the closing documents and certificates required of each of the Borrowers pursuant to Section 4.2(b) and (e) hereof with respect to such new Subsidiary and (c) such other documents reasonably requested by the Agent in order that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents. Upon satisfaction of the conditions set forth in this Section 7.12, such Subsidiary shall become a Borrower hereunder and under the other Loan Documents, as of such date, as if an original signatory hereto and to the other Loan Documents. Upon delivery to the Agent and the Lenders by Longhorn of the financial statements required to be delivered pursuant to Section 6.1, which financial statements evidence that a Subsidiary previously deemed to be a Material Subsidiary has ceased to be a Material Subsidiary, the Agent and the Lenders shall execute such release or cancellation documents necessary to evidence that such Subsidiary is no longer liable for the Obligations hereunder.

         SECTION 7.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

                                  ARTICLE VIII

                               FINANCIAL COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, Longhorn and its Subsidiaries on a Consolidated basis will not:

        SECTION 8.1. Leverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) the sum of (i) the Consolidated Debt of Longhorn and its Subsidiaries as of such date plus (ii) the product of Rental Expense for the period of four (4) consecutive fiscal quarters ending on such date multiplied by eight (8) to (b) EBITDAR for the period of four (4) consecutive fiscal quarters ending on such date, to exceed 3.25 to 1.00.

         SECTION 8.2 Minimum Net Worth. Permit, at any time, Net Worth to be less than (a) $109,000,000 plus (b) 50% of cumulative quarterly Consolidated Net Income of Longhorn and its Subsidiaries commencing on September 30, 1996 (without deduction for any quarterly losses) plus (c) 100% of the net proceeds received by Longhorn or any of its Subsidiaries of any equity issuance by Longhorn or any of its Subsidiaries subsequent to the Closing Date.

         SECTION 8.3. Interest Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) EBITR for the period of four (4) consecutive fiscal quarters ending on such date to (b) the sum of Interest Expense for such period plus Rental Expense for such period, to be less than 2.50 to 1.00.

         SECTION 8.4. Capital Expenditures; Investments. Permit Capital Expenditures and investments in joint ventures permitted pursuant to Section 9.4(e) to be greater than the following amounts in the aggregate during the following Fiscal Years:

                           Fiscal Year               Capital Expenditures
                           -----------               --------------------

                           1997                               $55,000,000
                           1998                               $70,000,000
                           1999 and each
                           fiscal year
                           thereafter                         $85,000,000

; provided, that (a) investments in any single Non-Controlled Joint Venture shall not exceed $3,500,000, (b) investments in Non-Controlled Joint Ventures shall not exceed $20,000,000 in the aggregate on any date of determination and
(c) in no event shall more than sixty percent (60%) of aggregate Capital Expenditures and investments permitted in any Fiscal Year be used for Capital Expenditures or investments with respect to restaurants in any one specific restaurant concept (e.g. Longhorn Steakhouse, Bugaboo Creek Steak House or The Capital Grille). For the purposes of this Section 8.4 "Non-Controlled Joint Venture" shall mean a joint venture in which (a) Longhorn and its Subsidiaries own less than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such Person or (b) Longhorn and its Subsidiaries own fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such Person and are not otherwise in control of the management of such Person.

         SECTION 8.5. Debt to Capitalization. As of the end of any fiscal quarter, permit the ratio of (a) the sum of (i) the Consolidated Debt of Longhorn and its Subsidiaries as of such date plus (ii) the product of Rental Expense for the period of four (4) consecutive fiscal quarters ending on such date multiplied by eight (8) to (b) the sum of (i) Total Capital as of such date plus (ii) the product of Rental Expense for the period of four (4) consecutive fiscal quarters ending on such date multiplied by eight (8), to exceed 0.55 to 1.00.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, no Borrower will nor will permit any of its Subsidiaries to:

          SECTION 9.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

              (a) the Obligations;

              (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Agent;

              (c) Debt existing on the Closing Date and not otherwise permitted under this Section 9.1, as set forth on Schedule 9.1 and the renewal and refinancing (but not the increase) thereof;

              (d) Debt of Longhorn and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $500,000 on any date of determination;

              (e) purchase money Debt of Longhorn and its Subsidiaries in an aggregate amount not to exceed $500,000 on any date of determination;

              (f) Debt consisting of Contingent Obligations permitted by Section 9.2;

              (g) Debt owing to First Union pursuant to a line of credit facility in an amount not to exceed $2,000,000 and Debt owing to First Union in connection with letters of credit in an amount not to exceed $1,000,000;

              (h) intercompany Debt permitted pursuant to Section 9.4(c);

              (i) Debt of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary; provided, that (i) such Debt shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary becomes a Subsidiary no Default or Event of Default shall exist;

              (j) Debt incurred by Longhorn or one or more of its Subsidiaries in connection with the purchase of joint venture interests in Persons in which Longhorn and its Subsidiaries already own an equity interest in an aggregate amount not to exceed $4,000,000 on any date of determination; and

              (k) unsecured Debt not otherwise permitted hereunder in an aggregate amount not to exceed $500,000 on any date of determination;

provided, that none of the instruments or agreements evidencing the Debt permitted to be incurred by this Section shall, by covenant, subordination provisions or other agreement, restrict, limit or otherwise encumber the ability of any Subsidiary of any Borrower to make any payment to any Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.

         SECTION 9.2 Limitations on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except:

              (a) Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders;

              (b) Contingent Obligations in an amount not to exceed $500,000 on any date of determination;

              (c) Contingent Obligations with respect to Debt permitted pursuant to Section 9.1; and

              (d) Contingent Obligations existing on the Closing Date and not otherwise permitted under this Section 9.2, as set forth on Schedule 9.2.

         SECTION 9.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

              (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

              (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

              (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

              (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

              (e) Liens of the Agent for the benefit of the Agent and the Lenders;

              (f) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into any Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by any Borrower or any Subsidiary at the time such property is so acquired (so long as the Debt secured thereby shall have been assumed and is otherwise permitted under Section 9.1 or 9.2); provided, that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, and (ii) each such Lien shall extend solely to the item or items of property so acquired;

              (g) Liens not otherwise permitted by this Section 9.3 and in existence on the Closing Date and described on Schedule 9.3; and

              (h) Liens securing Debt permitted under Sections 9.1(d), (e) and
(j); provided, that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt,
(iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed ninety percent (90%) of the original purchase price or lease payment amount of such property at the time it was acquired.

              SECTION 9.4 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

              (a) investments in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments described on Schedule 9.4;

              (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

              (c) loans or advances by Longhorn or any other Borrower whose liability has not been limited pursuant to Section 2.8 to any Subsidiary of Longhorn; provided, that Longhorn controls, either directly or indirectly, the ability of such Subsidiary to make payments to Longhorn or such Borrower (in the form of dividends, intercompany advances, or otherwise);

              (d) acquisitions by Longhorn or any of its Subsidiaries (whether by the acquisition of equity interests, assets or any combination thereof) if each such acquisition meets all of the following requirements: (i) the Person whose equity interest is to be acquired shall be or, as a result of such acquisition shall become, a Subsidiary, (ii) the Person whose equity interest is to be acquired shall engage in a business or the assets being acquired are to be used in a business described in Section 7.10, (iii) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the acquisition, (iv) the fair market value of all consideration paid (including, without limitation, cash consideration paid, Debt assumed and the value of any stock transferred in any "pooling of interests" or otherwise in connection with such acquisition or investment) in connection with any individual acquisition shall not exceed $10,000,000 and (v) the fair market value of all consideration paid (including, without limitation, cash consideration paid, Debt assumed and the value of any stock transferred in any "pooling of interests" or otherwise in connection with such acquisition) in connection with all such acquisitions in the aggregate shall not exceed $25,000,000 in any Fiscal Year;

              (e) investments by Longhorn or any of its Subsidiaries in joint ventures engaged in a business described in Section 7.10; provided, that the aggregate amount of investments made pursuant hereto, together with aggregate Capital Expenditures, shall not exceed the limitations set forth in Section 8.4;

              (f) loans by Longhorn to any Person with which Longhorn is diligently and in good faith negotiating a joint venture agreement in an aggregate amount not to exceed $2,000,000; and

              (g) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time.


         SECTION 9.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

              (a) any Wholly-Owned Subsidiary of Longhorn which is not a Borrower may merge with or wind-up into Longhorn or any other Wholly-owned Subsidiary of Longhorn; and

              (b) any Subsidiary may merge into the Person such Subsidiary was formed to acquire in connection with an acquisition permitted by Section 9.4(d).

         SECTION 9.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any saleleaseback or similar transaction), whether now owned or hereafter acquired except:

              (a) the sale of inventory in the ordinary course of business;

              (b) the sale of obsolete assets no longer used or usable in the business of Longhorn or any of its Subsidiaries;

              (c) the transfer of assets to Longhorn or any Wholly-Owned Subsidiary of Longhorn pursuant to Section 9.5(a);

              (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

              (e) the transfer of assets by any Subsidiary who is not a Borrower to any Wholly-Owned Subsidiary of Longhorn; and

              (f) the sale, lease, assignment or transfer of restaurants by Longhorn or any Subsidiary thereof to any non-Wholly-Owned Subsidiary; provided, that each such sale or transfer shall not include more than ten (10) restaurants; and

              (g) the sale, lease, assignment or transfer of restaurants not otherwise permitted hereunder; provided, that the aggregate number of restaurants so sold in any period of four (4) consecutive fiscal quarters shall not exceed five (5).

         SECTION 9.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided, that:

              (a) Longhorn or any Subsidiary may pay dividends in shares of its own capital stock;

              (b) any Subsidiary may pay cash dividends or make cash distributions to any Borrower;

              (c) any Subsidiary may make cash distributions to its equity holders; provided, that such distributions are made to each equity holder pro rata in accordance with its equity ownership interest; and

              (d) Longhorn or any Subsidiary thereof may purchase joint venture interests to the extent permitted or required pursuant to any joint venture agreement to which such Person is a party; provided, that such acquisition would otherwise be permitted pursuant to Section 9.4(d).

        SECTION 9.8 Transactions with Affiliates. To the extent not otherwise expressly permitted herein, directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or
(b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Required Lenders and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

        SECTION 9.9 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

         SECTION 9.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

         SECTION 9.11 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VII, VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.





                                    ARTICLE X

                              DEFAULT AND REMEDIES



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         SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

                  (a) Default in Payment of Principal of Loans. The Borrowers shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

                  (b) Other Payment Default. The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

                  (c) Misrepresentation. Any representation or warranty made or deemed to be made by any Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

                  (d) Default in Performance of Certain Covenants. The Borrowers shall default in the performance or observance of any covenant or agreement contained in Sections 6.2 and 6.4(e) or Articles VIII or IX (excluding Sections
9.8 and 9.9) of this Agreement.

                  (e) Default in Performance of Other Covenants and Conditions. Any Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Agent.

                  (f) Hedging Agreement. Any termination payment shall be due by the Borrowers under any Hedging Agreement and such amount is not paid within ten
(10) Business Days of the due date thereof.

                  (g) Debt Cross-Default. Any Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes) the aggregate outstanding amount of which Debt is in excess of $500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) the aggregate outstanding amount of which Debt is in excess of $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

                  (h) Other Cross-Defaults. Any Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by such Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of such Borrower or such Subsidiary to the extent required by GAAP.

                  (i) Change in Control. Any person or group of persons shall obtain "beneficial ownership" (within the meaning of Section 13 (d) of the Securities Exchange Act of 1934, as amended) in one or more series of transactions of more than thirty percent (30%) of the voting power of Longhorn entitled to vote in the election of members of the board of directors of Longhorn or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $500,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating any Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

                  (j) Voluntary Bankruptcy Proceeding. Any Borrower or any Material Subsidiary shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts,
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit




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

of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

                  (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Borrower or any Material Subsidiary in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Borrower or Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

                  (l) Termination Event. The occurrence of any of the following events that, individually or in the aggregate, results in or could reasonably be expected to result in a Material Adverse Effect: (i) any Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, such Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Borrower or any ERISA Affiliate as employer under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of any such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

                  (n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $250,000 in any Fiscal Year (excluding any amounts which any Borrower's insurance carrier has affirmatively agreed in writing are covered by insurance) shall be entered against any Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

         SECTION 10.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrowers:

                  (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.

                  (b) Other Rights. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers' Obligations.

         SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between any Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE XI

                                    THE AGENT

         SECTION 11.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Agent for such



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

Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

         SECTION 11.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

         SECTION 11.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of any Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Borrower or any of their respective Subsidiaries.

         SECTION 11.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or



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teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 12.10 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         SECTION 11.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 11.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of Longhorn or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has,




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independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Longhorn and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Longhorn and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower or any Subsidiary which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         SECTION 11.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement.

         SECTION 11.8 The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make




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loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         SECTION 11.9 Resignation of the Agent; Successor Agent. Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         SECTION 11.10 Co-Agent. The Co-Agent, in its capacity as co-agent, shall have no duties or responsibilities under this Agreement or any other Loan Document.

                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.1      Notices.

                  (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier




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service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

                  (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:              Longhorn Steaks, Inc.
                                  8215 Roswell Road
                                  Bldg. #200
                                  Atlanta, Georgia 30350
                                  Attention:  Anne D. Huemme
                                  Telephone No.: (770) 551-5445
                                  Telecopy No.:  (770) 399-7796

With copies to:                   Alston & Bird
                                  One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309
                                  Attention: Paul Cushing
                                  Telephone No.: (404) 881-7578
                                  Telecopy No.:  (404) 881-7777


If to First Union as              First Union National Bank of
    Agent:                          Georgia
                                  999 Peachtree Street, N.E.
                                  9th Floor
                                  Atlanta, Georgia  30309
                                  Attention: Portfolio Management
                                  Telecopy No.: (404) 827-7199

                                  and

                                  First Union National Bank of
                                    North Carolina
                                  One First Union Center, TW-10
                                  301 South College Street
                                  Charlotte, North Carolina  28288-0608

                                  Attention: Syndication Agency Services
                                  Telephone No.: (704) 383-0281
                                  Telecopy No.: (704) 383-0288

If to any Lender:                 To the Address set forth on Schedule 1 hereto


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


                  (c) Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

         SECTION 12.2 Expenses; Indemnity. The Borrowers will (a) pay all reasonable out-of-pocket expenses of the Agent actually incurred in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent, (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent (b) pay all reasonable out-of-pocket expenses of the Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Agent and Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 12.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and during the continuance of any Event of Default, the Lenders and any assignee or participant of a Lender in accordance with Section 12.10 are hereby




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authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of any Borrower against and on account of the obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured. If any Lender (or assignee or participant) shall exercise any of the rights referred to in this Section, such Lender (or assignee) shall promptly notify the Borrowers, all other Lenders and the Agent thereof; provided, that the failure to give such notice shall not result in any liability to such Lender or in any way affect the validity of the exercise of such right.

         SECTION 12.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

         SECTION 12.5 Consent to Jurisdiction. Each Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 12.1. Nothing in this Section 12.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against any Borrower or its properties in the courts of any other jurisdictions.

         SECTION 12.6 Binding Arbitration; Waiver of Jury Trial.




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                  (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

                  (b) Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE AGENT, EACH LENDER AND EACH BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

                  (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone or in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

         SECTION 12.7 Reversal of Payments. To the extent the Borrowers make a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

         SECTION 12.8 Punitive Damages. The Agent, Lenders and Borrowers (on behalf of themselves and their Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

         SECTION 12.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by Longhorn or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by Longhorn, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Longhorn's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 12.10 Successors and Assigns; Participations.

                  (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

                  (b) Assignment by Lenders. Each Lender may, with the consent of the Agent and Longhorn, which consents shall not be unreasonably withheld or delayed, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans at the time owing to it and the Notes held by it); provided, that:

                    (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                    (ii) if less than all of the assigning Lender's Commitment is to be assigned, neither the Commitment so assigned nor the Commitment retained shall be less than $5,000,000;

                    (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                    (iv) such assignment shall not, without the consent of Longhorn, require any Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                    (v) the assigning Lender shall pay to the Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided, that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

                  (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

                  (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

                           (i) accept such Assignment and Acceptance;

                           (ii) record the information contained therein in the
Register;

                           (iii) give prompt notice thereof to the Lenders and
the Borrowers; and

                           (iv) promptly deliver a copy of such Assignment and
Acceptance to the Borrowers.

Within five (5) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrowers.

                  (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and the Notes held by it); provided, that:

                           (i) each such participation shall be in an amount not
less than $5,000,000;

                           (ii) such Lender's obligations under this Agreement
(including, without limitation, its Commitment) shall remain unchanged;

                           (iii) such Lender shall remain solely responsible to
the other parties hereto for the performance of such obligations;

                           (iv) such Lender shall remain the holder of the Notes
held by it for all purposes of this Agreement;

                           (v) the Borrowers, the Agent and the other Lenders
shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                           (vi) such Lender shall not permit such participant
the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the collateral securing the Loans at any time; and

                           (vii) any such disposition shall not, without the
consent of Longhorn, require any Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

                  (g) Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information with respect to Longhorn or any of its Subsidiaries or Affiliates obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 12.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to Longhorn or any of its Subsidiaries or Affiliates furnished to such Lender by or on behalf of Longhorn or any of its Subsidiaries or Affiliates; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree in writing with the Borrowers or such Lender to preserve the confidentiality of any confidential information relating to Longhorn and any of its Subsidiaries and Affiliates received from such Lender.


                  (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 12.11 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by Longhorn, on behalf of itself and the Borrowers; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans (including without limitation pursuant to Section 2.6), (b) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan, (c) reduce the rate of interest or fees payable on any Loan, (d) permit any subordination of the principal or interest on any Loan, (e) waive or amend the provisions of Section 8.1 or (f) amend the provisions of this Section 12.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article XI shall be made without the written consent of the Agent.

         SECTION 12.12 Performance of Duties. The Borrowers' obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

         SECTION 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

         SECTION 12.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

         SECTION 12.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 12.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 12.18 Longhorn as Agent for Borrowers. Each Borrower hereby irrevocably appoints and authorizes Longhorn (a) to provide the Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action on behalf of the Borrowers as Longhorn deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

         SECTION 12.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                            LONGHORN STEAKS, INC.



                                            By:
                                               ----------------------------
                                            Name:
                                                 --------------------------
                                            Title:
                                                  -------------------------


[CORPORATE SEAL]                            BUGABOO CREEK STEAK HOUSE, INC.


ATTEST:

By:                                         By:
   ---------------------                       -----------------------------
Name:                                       Name:
     -------------------                         ---------------------------
Title:                                      Title:
      ------------------                          --------------------------

                     [SIGATURES CONTINUE ON FOLLOWING PAGE]

                                         FIRST UNION NATIONAL BANK OF
                                         GEORGIA, as Agent and Lender



                                         By:
                                            ------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------



                                         FLEET NATIONAL BANK, as Lender



                                         By:
                                            ------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------


                                         AMSOUTH BANK OF ALABAMA, as Lender



                                         By:
                                            ------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------

                       SCHEDULE 1: LENDERS AND COMMITMENTS

                                                 COMMITMENT
                                               AND COMMITMENT
LENDER                                           PERCENTAGE
------                                           ----------
First Union National Bank                        $30,000,000
  of Georgia                                              50%
999 Peachtree Street, N.E
9th Floor
Atlanta, GA 30309
Attention: Portfolio Management
Telecopy No.: (404) 827-7199

Fleet National Bank                              $20,000,000
111 Westminster Street                                 33.33%
Providence, RI 02903
Attention:  Oliver Bennett
            Vice President
Telephone: (401) 278-5289
Telecopy:  (401) 278-5726

AmSouth Bank of Alabama                          $10,000,000
1900 5th Avenue, North                                 66.66%
7th Floor
Birmingham, Alabama 35203
Attention:  Alan Lott
            Vice President
Telephone: (205) 583-4474
Telecopy:  (205) 583-4436